Exhibit (2)(s)
Calculation of Filing Fee Table
FORM
N-2
(Form Type)
SKYBRIDGE G II FUND
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price 1	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Shares of Beneficial Interest	Rule 415(a)(6)			$510,624,562 (1)			N-2	333-265265	7/31/2022	$30,300

	Total Offering Amounts					$510,624,562 (1)		$0.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (“Rule 415(a)(6)”), the
Registrant
is carrying
forward
to this Registration Statement unsold securities in the amount of $510,624,562 that the Registrant previously registered on its
Registration
Statement on
Form N-2 (File
Nos. 333-265265 and 811-22561),
initially effective on July 31, 2022 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6), the registration fees in the amount of $30,300 previously paid with respect to such unsold securities will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration.